SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940


		The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment
Company Act of 1940 and in connection with such notification of registration submits the following information:
-------------------------------

Name: Clearwater Investment Fund

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

36181 East Lake Road, Suite 174
Palm Harbor, Florida 34685

Telephone Number (including area code): (727) 215-0823

Name and address of agent for service of process:

Jamie D. Atkins, Esq.
36181 East Lake Road, Suite 174
Palm Harbor, Florida 34685

Copies to:


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES X   NO


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Palm Harbor, in the State of Florida on the 16th, day of October, 2003.

                                CLEARWATER INVESTMENT FUND
                                By:      /s/Jamie D. Atkins
                                                 Trustee

Attest:  /s/Rosylee Lyn Atkins
         Secretary